------                                              --------------------------
FORM 4                                                     OMB APPROVAL
------                                              --------------------------
[ ] Check this box if no                            OMB Number:      3235-0287
    longer subject to                               Expires: December 31, 2001
    Section 16. FORM 4                              Estimated average burden
    or FORM 5 obligations                           hours per response.... 0.5
    may continue. SEE                               --------------------------
    Instruction 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol 6. Relationship of Reporting Person(s)
   Johnson         Jack               M.          TEAM, INC. (TMI)                            to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------   XXX Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
  127 N. MCCARTY                                  Person, if an entity     December 2002         ----        title ---       below)
---------------------------------------------     (voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
  EAGLE LAKE         TX              77434                                   Date of Original    Director
---------------------------------------------     --------------------      (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                             -------------      (Check Applicable Line)
                                                                                                  X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

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

                                              TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security        2. Trans- 3. Transac- 4. Securities Acquired (A) 5. Amount of Se-     6. Owner-     7. Nature
    (Instr. 3)                  action    tion        or Disposed of (D)         curities Benefi-     ship          of In-
                                 Date        Code         (Instr. 3, 4 and 5)    cially Owned at      Form:         direct
                                             (Instr. 8)                          End of Month         Direct        Benefi-
                                (Month/                                          (Instr. 3 and 4)     (D) or        cial
                                 Day/        ------------------------------------                     Indirect      Owner-
                                 Year)       Code    V     Amount  (A) or   Price                     (I)           ship
                                                                   (D)                                (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                  12/04/02X      X             10,000  A       $2.125    32,964              D
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

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
DIRECTOR STOCK OPTIONS       $2.125      12/04/02   X            ---    10,000  Var.   12/08/02   COMMON STOCK 10,000
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



1. Title of Derivative    9. Number of           10. Ownership               11. Nature of
   Security                  Derivative              Form of                     Indirect
   (Instr. 3)                Securities              Derivative                  Beneficial
                             Beneficially            Security                    Ownership
                             Owned at End            Beneficially                (Instr. 4)
                             of Month                owned at end of
                             (Instr.                 4) of month. (Instr. 4)


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COMMON STOCK OPTIONS         45,000                  D                           ------
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


Explanation of Responses:


         /S/ JACK M. JOHNSON                12/06/02
    ------------------------------- --------
    **Signature of Reporting Person   Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.